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                                                                    EXHIBIT 99.2

AT THE COMPANY
Kenneth W. McVey                                                   www.fuisz.com
In the U.S.: (703) 995-2400            Investor Relations E-mail: info@fuisz.com

FEBRUARY 17, 1999

              FUISZ CLARIFIES FINANCIAL IMPACT OF ELAN LITIGATION

CHANTILLY, VA, FEBRUARY 17, 1999 - Fuisz Technologies Ltd. (Nasdaq:FUSE). Following an announcement earlier today relating to the filing of a lawsuit for breach of contract against Elan Corporation, Ken McVey, President and CEO has added the following comments: "The option fee involved in this breached agreement was US$5 million and, since the agreement in question was effective in December 1998, that fee would have constituted a significant part of our fourth quarter and annual results. Indeed its payment would have resulted in achievement of profit of around one (1) cent per share in the fourth quarter. Its absence, however, and the discovery of Elan's breach only at the very end of the payment period at the end of January 1999, now makes it impossible for the Company to make up this shortfall and meet analyst's projections.

The shortfall will clearly be significant and in the circumstances unavoidable. Clearly this outcome for 1998 was neither anticipated nor predictable, nor does it change our stated position for 1999. That position is that 1999 will be profitable, driven by further commercializations of Fuisz Technology products both in the USA and internationally arising out of the recent approvals of our manufacturing facilities by both the FDA and corresponding European regulatory authorities. In addition, we anticipate achievement of a number of major milestones under our numerous development agreements with important pharmaceutical and nutraceutical partners and, as in 1998, we would expect to enter into a number of new revenue generating "collaborations."

Fuisz Technologies Ltd. is engaged in the development, manufacture and commercialisation of a wide range of drug delivery, nutraceutical and food ingredient products utilising its proprietary CEFORM(TM), Shearform(TM) and other drug delivery technologies with research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland. In addition, Fuisz operates wholly owned sales and marketing units in Germany, France, Ireland, Italy and the United Kingdom and a majority owned operation in Hungary - Clonmel Pharma Kft.

NOTE: Fuisz press releases and other corporate information are available through the Company's Investor Information line (703) 995-2430, by visiting Fuisz's corporate Web site at www.fuisz.com, or via fax-on-demand by dialing 1-800-758-5804 ext. 126517 (a service provided by PR Newswire)

This news release may contain certain forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. The Company's results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."

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